Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Aterian, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	7,003,332	$2.475(2)	$17,333,246.70(2)	0.0000927	$1,606.79

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, issuable upon exercise of warrants	457(c)	10,526,738	$2.475(2)	$26,053,676.55(2)	0.0000927	$2,415.18

	Total Offering Amounts					$43,386,923.25	—	$4,021.97

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$4,021.97

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $2.475 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on March 21, 2022, a date within five business days prior to the filing of this Registration Statement.